Exhibit 10.28
CONTRIBUTION AGREEMENT
between
CENTEX HOMES
and
CORONA REAL ESTATE HOLDING COMPANY, L.L.C.
Dated as of March 29, 2008

Exhibit A-1	Legal Descriptions of the Properties
Exhibit A-2	Schedule of Retained Assets
Exhibit A-3	Schedule of Retained Liabilities
Exhibit A-4	Schedule of Specified Transferred Assets
Exhibit A-5	Schedule of Specified Transferred Liabilities
Exhibit A-6	Schedule of Transferred Subsidiaries and Corresponding Projects
Exhibit A-7	Schedule of Contributed Lots
Exhibit B	[Intentionally Left Blank]
Exhibit C	Project Summaries References

Exhibit D-1	Schedule of Title Insurance Underwriters for the Title Policies
Exhibit D-2	Schedule of Performance Bonds and Letters of Credit
Exhibit D-3	Schedule of Division individuals for each Project for “Knowledge of Centex”
Exhibit D-4	Schedule of Survey Standards by Project
Exhibit D-5	Plant 51 Deposits
Exhibit E-1	[Intentionally Left Blank]
Exhibit E-2	Form of Assignment and Bill of Sale
Exhibit E-3	Form of Non-Foreign Certificate
Exhibit E-4	Form of Transferred Subsidiary Member Interests Assignment
Exhibit E-5	Form of Transferred Subsidiary Agreement
Exhibit F	State Specific Provisions in Respect of the Projects or their Contribution
Exhibit G	Claim Procedures

CONTRIBUTION AGREEMENT
     This Contribution Agreement (this “Agreement”) is entered into as of March 29, 2008 (the "Effective Date”) by and between Corona Real Estate Holding Company, L.L.C., a Delaware limited liability company (the “Company”), and Centex Homes, a Nevada general partnership (“Centex”) with reference to the following facts:
     A. Prior to the Asset Transfer, Centex owned or owns the Assets other than Plant 51 and Eastgate.
     B. Plant 51 is owned by Plant 51 LLC (“Plant 51 Sub”) and Eastgate is owned by EG Development LLC (“Eastgate Sub”).
     C. Centex has formed the Newly Formed Transferred Subsidiaries for the purposes of acquiring the Assets (other than Plant 51 Sub and Eastgate Sub and other related Assets) from Centex and developing the Properties.
     D. Centex has formed the Company to, among other things, acquire all of the Transferred Subsidiary Member Interests.
     E. Centex wishes to (1) first, contribute to each Newly Formed Transferred Subsidiary a Property and related other Assets and (2) second, contribute to the Company all of the Transferred Subsidiary Member Interests on the terms and conditions set forth in this Agreement. The Company wishes to acquire from Centex all of the member interests in the Transferred Subsidiaries, on the terms and conditions set forth in this Agreement.
     F. As of the Effective Date, Centex and Corona Associates, LLC, a Delaware limited liability company (“Investor”), have entered or will enter into that certain Amended and Restated Limited Liability Company Agreement (the “Purchaser LLC Agreement”) for Corona Land Company, LLC (“Purchaser”). As of the Effective Date, Purchaser is entering into the Member Interests Purchase Agreement with Centex pursuant to which Centex agrees to sell, and Purchaser agrees to buy, all of the member interests in the Company at the Member Interests Purchase Closing. At the Member Interests Purchase Closing, pursuant to the terms of the Purchaser LLC Agreement, Centex and Investor will contribute sufficient funds to Purchaser to acquire 100% of the member interests in the Company for the Contribution Date Member Interests Purchase Price.
     G. At the Member Interest Purchase Closing immediately following the contribution of the Transferred Subsidiary Member Interests by Centex to the Company, Purchaser will make a cash payment to Centex pursuant to the terms of the Member Interests Purchase Agreement equal to the Contribution Date Member Interests Purchase Price to acquire all of the member interests in the Company.

1

AGREEMENT
     NOW THEREFORE, for and in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:
     1. Definitions.
     (a) “Adjustments” is defined in the Member Interests Purchase Agreement.
     (b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that for purposes of this Agreement, Purchaser shall not be deemed an Affiliate of Centex.
     (c) “Agreement” is defined in the preamble.
     (d) “Assets” means, collectively, as of the Contribution Date, but excluding the Retained Assets, (a) the Projects; (b) the right, title and interest of Centex in and to all utilities, sewage treatment capacity and water capacity, if any, which will serve the Projects; (c) rights to prepaid expenditures and deposits and reimbursements from Governmental Authorities, Financing Districts and other Persons related to the Projects, including in respect of utilities and connection fees; (d) the Assigned Contracts; and (e) any other tangible or intangible personal property related to the Projects.
     (e) “Asset Transfer” is defined in Section 2(a).
     (f) “Asset Transfer Date” is defined in Section 2(a).
     (g) “Assigned Contracts” is defined in Section 10(a).
     (h) “Association” means, as to each Project where applicable, the legal Entity formed to control aspects of the development, management and operation of a subdivision in which a Project is located, (including where applicable a master association and the applicable Sub-Association).
     (i) “Association Document” is defined in Section 16(l).
     (j) “Authorized Action” is defined in Section 11(a).
     (k) “Baseline Date” means February 29, 2008.
     (l) “Bill of Sale” is defined in Section 12(a).
     (m) “Business Day” means any day that is not a Saturday, Sunday or a legal holiday on which commercial banks are closed in Dallas, Texas.
     (n) “Centex” is defined in the preamble.

     (o) “Centex Indemnification Basket” is defined in Exhibit G.
     (p) “Centex Indemnification Cap” is defined in Exhibit G.
     (q) “Centex Security Instruments” means performance bonds and standby letters of credit for various obligations in connection with the development of the Projects.
     (r) “Claim” means any suit, proceeding, investigation, demand, claim, cause of action or chose in action, right of recovery or right of set-off.
     (s) “Claim Notice” is defined in Exhibit G.
     (t) “Closing” is defined in Section 2(b).
     (u) “Company” is defined in the preamble.
     (v) “Condition” and “Conditions” are defined in Section 6(a).
     (w) “Condition Indemnity” is defined in Section 6(a).
     (x) “Condition Not Satisfied Notice” is defined in Section 6(d).
     (y) “Condition Satisfaction Period” is defined in Section 6(c).
     (z) “Consents” means any material consent, authorization or approval required in connection with the contribution of the Assets to the Transferred Subsidiaries, the contribution of the Transferred Subsidiary Member Interests to the Company or the sale of the member interests in the Company to the Purchaser under any Entitlement or any Assigned Contract.
     (aa) “Contract” means any binding agreement, contract, instrument, lease or undertaking of any kind or character, oral or written, to which an Owner is a party that creates rights or obligations with respect to a Project.
     (bb) “Contributed Lots” means the Lots that are part of the Properties that are being contributed as part of the Assets, the number of which for each Property is set forth in Exhibit A-7.
     (cc) “Contribution Date” is defined in Section 2(b).
     (dd) “Contribution Date Member Interests Purchase Price” is defined in Section 3(b).
     (ee) “Contribution Date Representations Certificate” is defined in Section 17.
     (ff) “Control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an Entity, whether through the ownership of interests, by contract or otherwise.

     (gg) “Cost-Sharing Arrangements” is defined in Section 16(s).
     (hh) “Data Site” means the “Project Corona” Workspace on Intralinks.com, as last updated on or before noon, CST, March 24, 2008, except (1) as to Title Commitments (and related title documents), Surveys and Environmental Reports, which may be uploaded at any time prior to the Closing and (2) all documents on the Data Site under the heading “Additional Documents Requested During Due Diligence” will be deemed to have been not included on the Data Site.
     (ii) “Deeds” is defined in Section 12(a).
     (jj) “Disclosure Schedule” means that disclosure schedule delivered by Centex to the Company concurrently with the execution of this Agreement, setting forth items for which disclosure is necessary or appropriate as an exception to one or more representations or warranties contained herein; provided, however, that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Centex that such item represents a material exception or fact, event or circumstance with respect to Centex. A disclosure against any representation or warranty is a disclosure against all representations and warranties.
     (kk) “Dwelling” means a single family home, town home, condominium unit or other residential unit that is permitted by the Entitlements to be constructed within a Project.
     (ll) “Eastgate” means the Project known to Centex as Eastgate, located in Loudon County, Virginia.
     (mm) “Eastgate Sub” is defined in the Recitals.
     (nn) “Effective Date” is defined in the preamble.
     (oo) “Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, lease, hypothecation, assignment, charge, security interest, option to purchase, easement, restrictive covenant, right of first refusal, deposit arrangement, preemptive right, adverse claim or right, restriction on transfer, encroachment, conditional sale or other title retention agreement, or any other encumbrance or restriction, whether voluntarily incurred or arising by operation of law.
     (pp) “Entity” means any partnership (including any limited partnership, limited liability limited partnership and limited liability partnership), corporation, limited liability company, trust, joint venture, association, joint stock company, trustee, estate, unincorporated organization, real estate investment trust, business trust, Governmental Authority or other legal entity.
     (qq) “Entitlements” means discretionary material approvals, consents, certificates, licenses, permits, entitlements (including required easements) and other authorizations from each Governmental Authority or other Person having or asserting jurisdiction as are necessary for the (a) ownership, use and operation of the existing improvements located at the Properties, and (b) the development of the Properties in accordance with the Development Plans including (to the extent falling within the foregoing definition) zoning, land use and environmental entitlements and permits, flood plain map amendments, preliminary/tentative plats or maps, final plats or maps.
     (rr) “Environmental Law” means any applicable Law in effect and, in each case, as amended as of or prior to the Contribution Date relating to or concerning the protection of the environment, natural resources, human health, or environmental quality including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation (including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9106 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 ester.), the Clean Water Act (33 U.S.C. § 1251 ester.), the Clean Air Act (42 U.S.C. § 7401 ester.), the Toxic Substances Control Act (15 U.S.C. § 2601 ester.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 ester.), as each has been amended and regulations promulgated pursuant thereto).
     (ss) “Environmental Reports” means the most recent “Phase 1” and if applicable other environmental reports for each Project that have been posted on the Data Site prior to the Effective Date and any environmental report provided by Centex pursuant to Section 6.
     (tt) “Financing District” means any public or quasi-public body that is established to finance utility, road, transportation, school and certain other infrastructure and improvement costs through the sale of bonds which are repaid through assessments on land within the Financing District.
     (uu) “Future LD Spend Schedule” means for each Project, the “Future LD Spend” cash flow schedule posted to the Data Site on February 24, 2008.
     (vv) “Governmental Authority” means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative, authority or political subdivision thereof.
     (ww) “Governmental Order” means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.
     (xx) “Hazardous Materials” means any substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.
     (yy) “Improvements” means, for each Project to the extent applicable, storm water drainage, wastewater and sewer, other utilities, roads, paving, landscaping and other infrastructure, and any recreation center, pool, park, playground or other amenity or entry gates and other entrance improvements from time to time constructed within a Project and that are owned by Centex prior to the Contribution Date or by the Company following the Contribution Date. With respect to the Project identified on Exhibit A-1 as Plant 51, Improvements also include the Dwellings listed for Plant 51 as listed on Exhibit A-1 in their state of completion as of the relevant date.
     (zz) “Incurred Ownership Development Costs” is defined in the Member Interests Purchase Agreement.
     (aaa) “Indebtedness” means promissory notes, bonds, indentures and any other obligation to repay borrowed money that is secured in whole or in part by the Assets, other than indebtedness with respect to the Centex Security Instruments and other indebtedness with respect to Financing Districts.
     (bbb) “Indemnified Party” is defined in Section 19(c).
     (ccc) “Indemnifying Party” is defined in Section 19(c).
     (ddd) “Individual Claim Threshold” is defined in Exhibit G.
     (eee) “Interest Rate” means annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for JPMorgan Chase, N.A., plus 2%. If The Wall Street Journal ceases to publish the “Prime Rate” for JPMorgan Chase, N.A., but publishes the “Prime Rate” for another financial institution, the “Prime Rate” shall be such rate as published in The Wall Street Journal. If The Wall Street Journal ceases to publish a “Prime Rate”, the parties shall select an equivalent publication that publishes such “Prime Rate.”
     (fff) “Investor” is defined in the Recitals.
     (ggg) “Investor Knowledge Persons” means Chris Mahowald, Steve Millham, Steve Heath, Josh Dapice, Tony Koeijmans and Ryland Lucie.
     (hhh) “Investor Representative” means Chris Mahowald.
     (iii) “IRC” means the Internal Revenue Code.
     (jjj) “Knowledge of Centex,” “Centex’s Knowledge” and words of similar import mean the current actual knowledge of David Barclay and Donald Westfall and as to each Project, the corresponding person listed on Exhibit D-3 listed for such Project, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any Affiliate or to any other officer, manager, or employee of Centex or any Affiliate thereof or to impose upon such individuals any duty to investigate the matter to which such actual knowledge or absence thereof pertains.
     (kkk) “Law” means any federal, state or local statute, code, regulation, rule or ordinance applicable to a Person or its assets, liabilities or business.
     (lll) “Lompoc Seller” means LD/L-DS Venture Lompoc, LLC.
     (mmm) “Lompoc Sub” means Lompoc Seabreeze LLC, one of the Transferred Subsidiaries.

     (nnn) “Loss” means any damage, injury, loss, debt, penalty, fine, award, judgment, liability, cost and/or expenses resulting from any Claim (including damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, accountants’ and other professionals’ fees, costs and expenses incurred in investigating, preparing and/or defending any Claim). “Loss” includes actual damages only and does not include any lost profit, consequential, special, punitive or exemplary damage.
     (ooo) “Lots” means individually platted lots within a Project on which individual Dwellings are permitted or intended to be constructed.
     (ppp) “Material Adverse Effect” means any change, event, effect, fact or circumstance that is or is reasonably likely to be material and adverse to the ownership, use, value and/or development of, as applicable, any individual Project or to the Projects taken as a whole, provided, however, that “Material Adverse Effect” does not include the impact of (a) changes in the economy or residential property market of, as applicable, the United States or the competitive market area in which a Project is located, (b) changes in generally accepted accounting principles, (c) changes in Law, and/or (d) Authorized Actions.
     (qqq) “Material Contract” means any Contract that (1) obligates an Owner to make payments, or obligates an Owner to perform work or provide services in either case requiring a total expenditure by the Owner in excess of $100,000; (2) provides for total payment to an Owner in excess of $100,000; or (3) which is an Option.
     (rrr) “Member Interests Purchase Agreement” means the Agreement dated as of the Effective Date between the Purchaser, as purchaser, and Centex, as seller, pursuant to which the Purchaser will acquire 100% of the member interests in the Company at the Member Interests Purchase Closing.
     (sss) “Member Interests Purchase Closing” means the consummation of the purchase by the Purchaser of 100% of the member interests in the Company from Centex in consideration of paying in cash in the amount of the Contribution Date Member Interests Purchase Price.
     (ttt) “Miramonte Barker Tracts” is defined in Exhibit A-3.
     (uuu) “Miramonte Construction License” is defined in Exhibit A-3.
     (vvv) “Miramonte Option Agreement” is defined in Exhibit A-3. -
     (www) “Newly Formed Transferred Subsidiaries” means all of the Transferred Subsidiaries other than Plant 51 Sub and Eastgate Sub.
     (xxx) “Obtained Entitlements” is defined in Section 16(i).
     (yyy) “Option Agreements” means those certain Option Agreements dated as of the Effective Date between certain of the Transferred Subsidiaries as Developer and Centex as Builder.

     (zzz) “Organizational Documents” means, with respect to any Entity, its certificate or articles of incorporation, certificate or articles of limited partnership or organization and bylaws, charter, operating agreement, shareholder agreements, regulations, partnership agreement, trust agreement and similar organizational charter or agreement and all other organizational documents, in each case, as amended and/or restated as of the Contribution Date.
     (aaaa) “Other Transaction Documents” means the Purchaser LLC Agreement, the Member Interests Purchase Agreement, the Property Services Agreement and the Option Agreements.
     (bbbb) “Owner” means Centex and the Transferred Subsidiaries.
     (cccc) “Parties” means Centex and the Company, with each sometimes being referred to as a "Party.”
     (dddd) “Permitted Encumbrances” means, with respect to each Property, (a) all matters shown as exceptions in the Title Commitment for such Property; (b) other exceptions shown on the Survey for such Property, or recorded subdivision maps and or plats that are referenced in the Title Commitment for such Property; (c) and Permitted Tax Liens.
     (eeee) “Permitted Tax Liens” means (a) liens securing the payment of taxes other than income taxes which are either not delinquent or those disclosed in the Disclosure Schedule as being contested in good faith by appropriate proceedings for which the Company has received proration credit pursuant to Section 14(c), and (b) liens for current taxes not yet payable.
     (ffff) “Person” means any individual or any Entity.
     (gggg) “Planned Community Names” is defined in Section 11(e).
     (hhhh) “Plant 51” means the Project known to Centex as “Plant 51” or “Fifty-One” located in San Jose, California.
     (iiii) “Plant 51 Sub” is defined in the Recitals.
     (jjjj) “Prevailing Party” is defined in Section 21.
     (kkkk) “Project” means a Property, together with (a) all Improvements from time to time located thereon that are owned by Centex (prior to the Contribution Date) or the Company (after the Contribution Date); and (b) the Entitlements pertaining to such Property and Improvements.
     (llll) “Project Summaries” means the “Supplemental Questionnaires” for the Projects that are referenced on Exhibit C.
     (mmmm) “Property” means the land within each of the residential subdivision projects is listed on Exhibit A-1 that is owned (in the case of Plant 51 and Eastgate) or is being contributed to a Transferred Subsidiary, as more fully described by metes and bounds in the corresponding Title Commitment, together with the right, title and interest in Centex in and to all strips, gores, easements, streets, alleys and other rights-of-way adjacent to such land, and rights appurtenant to such land, other than Retained Assets.
     (nnnn) “Property Services Agreement” means that certain Property Services Agreement entered into between the Company on behalf of itself and the Transferred Subsidiaries and Centex as Service Provider dated as of the Effective Date.
     (oooo) “Purchaser” is defined in the Recitals.
     (pppp) “Purchaser LLC Agreement” is defined in the Recitals.
     (qqqq) “Recognized Environmental Condition” is defined by ASTM Standard E 1527-05.
     (rrrr) “Reserve at Mayflower” means the Project known to Centex as the “Mayflower” project located in Thousand Oaks, California.
     (ssss) “Reserve at Mayflower SPA” is defined in Exhibit A-5.
     (tttt) “Retained Assets” is defined in Section 2(d). Exhibit A-2 states the Retained Assets.
     (uuuu) “Retained Liabilities” means Claims (actual or potential) that Centex retains for its own account and are not assumed by the Company. Exhibit A-3 states the Retained Liabilities of Centex.
     (vvvv) “Riverpark” means the Project included in the master planned community known as Riverpark located in Oxnard, California.
     (wwww) “Riverpark Development Agreement” means that certain Development Agreement dated as of August 27, 2002, by and between the City of Oxnard, Riverpark A, LLC and Riverpark B, LLC.
     (xxxx) “Riverpark JV Agreement” means the limited liability company agreement for the Riverpark Joint Venture, as amended.
     (yyyy) “Riverpark Joint Venture” means Riverpark Legacy LLC.
     (zzzz) “Riverpark LD Date” is defined in Section 11(f).
     (aaaaa) “Riverpark Purchase Agreement” means that certain Purchase and Sale Agreement dated as of June 23, 2005, among Centex Homes, Riverpark A, L.L.C., Riverpark B, L.L.C. and Riverpark Legacy LLC, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of November 28, 2005, that certain Second Amendment to Purchase and Sale Agreement dated as of April 26, 2006, that certain Third Amendment to Purchase and Sale Agreement dated as of November 27, 2006, that certain Fourth Amendment to Purchase and Sale Agreement dated as of December 22, 2006, that certain Fifth Amendment to Purchase and Sale

Agreement dated as of August 29, 2007, that certain Sixth Amendment to Purchase and Sale Agreement dated as of January 10, 2008 and as the same may be further amended, subject to and in accordance with the limitations of Section 11(f).
     (bbbbb) “Riverpark Sub” means Corona Riverpark LLC, one of the Transferred Subsidiaries.
     (ccccc) “Shea” means Shea Properties II, LLC.
     (ddddd) “Survival Period” is defined in Section 19(a).
     (eeeee) “Survey Standard” means (i) with respect to all Properties a survey that satisfies, in all material respects, the 2005 Minimum Standard Detail Requirements for Class A ALTA/ACSM Land Title Surveys, as adopted by the American Land Title Association and National Society of Professional Surveyors, certified with the Table A items as set forth for each Property in Exhibit D-4.
     (fffff) “Surveys” is defined in Section 9(a).
     (ggggg) “Tierra Del Rio Joint Development Agreement” is defined in Exhibit A-2.
     (hhhhh) “Third Party Claim” is defined in Exhibit G.
     (iiiii) “Title Commitment” means the commitment for the issuance of an ALTA Form B Owner’s Title Insurance Policy, with extended coverage (or other form as required based on state law requirements with respect to the applicable Property) issued by the Title Company as of the Contribution Date relating to a Property as most recently marked by Investor’s counsel prior to the Effective Date provided such markups reflect commercially reasonable positions consistent with understandings agreed between the Parties.
     (jjjjj) “Title Company” means Commerce Title Insurance Company, 2828 N. Harwood, 11th Floor, Dallas, Texas 75201, Attention: Andy Lydick, Phone: (214) 758-7444, E-mail: andy.lydick@titlemail.com.
     (kkkkk) “Title Policies” is defined in Section 9(d).
     (lllll) “Title Policy Underwriter” means the underwriter for the Title Policy applicable to each Project as referenced on Exhibit D-1.
     (mmmmm) “Transferred Centex Property” is defined in Section 11(c).
     (nnnnn) “Transferred Subsidiaries” means the Entities referenced on Exhibit A-6.
     (ooooo) “Transferred Subsidiary Member Interests” means as to each Transferred Subsidiary, one hundred percent (100%) of the member interests in such Transferred Subsidiary.

     (ppppp) “Transferred Subsidiary Member Interest Assignment” is defined in Section 12(a);
     (qqqqq) “Unadjusted Contributed Stipulated Value” is defined in Section 3(a).
     (rrrrr) “Unsatisfied Condition Property” is defined in Section 6(a).
     (sssss) “Unsatisfied Condition Property Member Interests Re-transfer Date” is defined in Section 6(e).
     (ttttt) “Warranty Claim” is defined in Exhibit G.
     2. Asset Transfer; Contribution of Transferred Subsidiary Member Interests; Retained Assets.
     (a) On or prior to the Contribution Date, Centex will cause the Assets constituting a Project and any other Assets pertaining to such Project to be conveyed and transferred to the corresponding Newly Formed Transferred Subsidiaries listed on Exhibit A-5 other than Plant 51 and any other Assets pertaining to Plant 51 and Eastgate and any other Assets pertaining to Eastgate, which will not be transferred (the “Asset Transfer”; the date on which the Asset Transfer occurs is called herein the “Asset Transfer Date”). Centex will perform the acts and deliver the documents, and will cause the Newly Formed Subsidiaries to perform the acts and deliver the documents, specified in Section 12 in connection with the Asset Transfer.
     (b) Subject to Section 5(d) and other terms and conditions of this Agreement, on a date selected by the Parties, which date (the “Contribution Date”) will be on or prior to March 31, 2008, Centex shall contribute (or cause to be contributed) to the Company and the Company shall acquire the Transferred Subsidiary Member Interests. The closing of the contribution (the "Closing”) will, unless otherwise agreed by the Parties, take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 11:00 A.M. on the Contribution Date.
     (c) Whether or not such assets would otherwise fall within the definition of Assets under this Agreement, the Assets contributed to the Newly Formed Transferred Subsidiaries will include the rights specified on Exhibit A-4.
     (d) Centex is to retain, and the Assets contributed will not include, cash, bank accounts, certain cash escrows, certain reimbursement rights and certain other assets and rights pertaining to certain of the Projects if and to the extent as listed on Exhibit A-2 (the “Retained Assets”).
     3. Contributed Stipulated Value.
     (a) The stipulated value of the Assets as of the Baseline Date is $161,162,117 (the "Unadjusted Contributed Stipulated Value”). The Unadjusted Contributed Stipulated Value will be adjusted for the prorations to be made pursuant to Section 14. The Unadjusted Contributed Stipulated Value, adjusted by the prorations, is called herein the “Contribution Date Member Interests Purchase Price.”

     (b) Pursuant to the Member Interests Purchase Agreement, the Purchaser will acquire 100% of the member interests from Centex for the Contribution Date Member Interests Purchase Price. The Member Interests Purchase Agreement provides for adjustments in the Contribution Date Member Interests Purchase Price for reconciliation of the March, 2008, projected Incurred Ownership Development Costs compared to the actual Incurred Ownership Development Costs for March, 2008.
     4. Assumed Liabilities; Retained Liabilities.
     (a) The Retained Liabilities will be and remain the sole responsibility of Centex.
     (b) Without limiting Centex’s express indemnification obligations under Section 19, Section 6 and other provisions of this Agreement, the Transferred Subsidiaries shall assume all Claims and obligations of the Owners with respect to the Assets, fixed or contingent, liquidated or unliquidated, and whether arising before or after the Contribution Date.
     (c) Without limiting the generality of Section 4(b), the liabilities assumed by the Transferred Subsidiaries include those items specifically listed on Exhibit A-5.
     5. Conditions to the Company’s Acceptance of the Contribution of the Transferred Subsidiary Member Interests.
     The Company’s obligation to accept the contribution of the Transferred Subsidiary Member Interests on the Contribution Date is subject to the following conditions, which may be waived by Investor, on behalf of the Company in its sole discretion:
     (a) Centex’s representations contained in Section 16 of this Agreement being correct in all material respects as of the Contribution Date;
     (b) The Asset Transfer having taken place;
     (c) Centex being prepared to deliver all of the items required to be delivered by it pursuant to Section 13(a);
     (d) Centex performance in all material respects of all of its covenants under this Agreement that are to be performed at or before Closing;
     (e) The Title Company being irrevocably and unconditionally committed to issue the Title Policies on the Contribution Date, subject only to the Permitted Encumbrances;
     (f) Surveys meeting the Survey Standard being delivered for each of the Properties;
     (g) Centex delivering an Environmental Report for each Property on or before the Effective Date;
     (h) No order or injunction restraining or preventing the transactions contemplated by this Agreement shall be in effect, and no action, suit or proceeding challenging the transactions contemplated by this Agreement shall be pending before any court or government agency or be overtly threatened by any government agency; and

     (i) At no time on or before the Contribution Date has any of the following been done by, against or with respect to Centex: (1) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver for the benefit of creditors with respect to any of the Properties; (4) a general assignment for the benefit of creditors for any of the Properties; or (5) a dissolution or liquidation.
     6. Indemnity for Failure to Satisfy the Conditions; Put.
     (a) If not all of the conditions set forth in Section 5 (collectively, the "Conditions” and, each, a “Condition”) are satisfied as to one or more of the Projects, then, except with respect to the Condition in Section 5(c), 5(d) (but only with respect to Section 13(a)(i) and (ii)), 5(i) and 5(j), as to which the following provisions do not apply, (i) any Project and related Assets as to which Conditions are not satisfied on the Contribution Date (each such Property, an “Unsatisfied Condition Property”) will, nonetheless be contributed on the Contribution Date, (ii) there shall be no adjustment to the Adjusted Contributed Stipulated Value based on the failure to satisfy any Condition and (iii) subject to Section 6(d), Centex shall indemnify, defend and hold the Company harmless (the "Condition Indemnity”) from any Claims and Losses arising from the facts and circumstances resulting in the applicable Condition not being satisfied, as more particularly defined with respect to certain types of Conditions in Section 6(b).
     (b) If the unsatisfied Condition relates to the failure of Centex to:
      (i) provide a Title Policy and/or a Survey meeting the Survey Standard for a Property, then the Condition Indemnity will apply until a Title Policy reasonably satisfactory to Investor and Survey meeting the Survey Standard is delivered to the Company that is subject only to Permitted Encumbrances for such Property. The Condition Indemnity will provide indemnification against Claims or Losses arising from any Encumbrance in respect of such Property that have a significant adverse impact on an Owner’s ability to execute its business plan with respect to that Property that is not a Permitted Encumbrance unless such Encumbrance is disclosed pursuant to the Disclosure Schedule.
      (ii) deliver an Environmental Report for the Property on or before the Effective Date, then the Condition Indemnity will apply until an Environmental Report for the Property is delivered that does not indicate a Recognized Environmental Condition on that Property. The Condition Indemnity will provide indemnification against Claims or Losses arising from Recognized Environmental Conditions that have a significant adverse impact on an Owner’s ability to execute its business plan with respect to that Property, unless such Recognized Environmental Condition is disclosed pursuant to the Disclosure Schedule.
     (c) Centex will use commercially reasonable efforts to satisfy the Conditions within ninety (90) days after the Contribution Date (the “Condition Satisfaction Period”) and will immediately notify the Company in writing when a Condition is satisfied. If the Conditions are satisfied within the Condition Satisfaction Period as to an Unsatisfied Condition Property, or such Conditions are waived by the Company, then the Condition Indemnity with respect to such applicable Condition is satisfied or waived but shall continue in full force and effect as to any

Claim or Loss that is covered by the Condition Indemnity and is asserted prior to the date that the condition is satisfied or waived.
     (d) If, at the expiration of the Condition Satisfaction Period the Condition is not satisfied, or on such earlier date when Centex determines that the Condition will not be satisfied within the Condition Satisfaction Period, any of the Conditions remain unsatisfied, then Centex shall so notify the Company (the “Condition Not Satisfied Notice”). The Company shall have the option, by written notice to Centex given within ten (10) days after Centex’s delivery of the Condition Not Satisfied Notice or if no Conditioned Not Satisfied Notice is given, then within five (5) days after the expiration of the Condition Satisfaction Period to either (i) waive the Condition or (ii) obligate Centex to purchase from the Company 100% of the Transferred Subsidiary Member Interests for the Transferred Subsidiary that owns the Unsatisfied Condition Property. If the Company fails to timely make an election, it will be deemed to have elected the option in clause (i). If the Company timely elects to obligate Centex to purchase the Transferred Subsidiary Member Interests for a Transferred Subsidiary that owns an Unsatisfied Condition Property, then the Company will sell and Centex will buy such Transferred Subsidiary Member Interests on the date which is fifteen (15) days after the Company’s delivery of its election notice, or such earlier or later date as the Parties may agree (the “Unsatisfied Condition Property Member Interests Re-transfer Date”). Centex will pay to the Company, on the Unsatisfied Condition Property Member Interests Re-transfer Date, by wire transfer in immediately available funds, an amount equal to (1) the stipulated value of such Unsatisfied Condition Property, as such value is set forth on Exhibit A-1, subject to adjustment for (A) the Final Investment Adjustments, as such term is defined in the Member Interests Purchase Agreement and (B) the prorations applicable to such Unsatisfied Condition Property made on the Contribution Date pursuant to Section 14 increased, in the case of both (A) and (B), by an interest factor equal to 17.5% per annum, compounded quarterly. The Company will deliver to Centex on the Unsatisfied Condition Member Interests Re-transfer Date a Transferred Subsidiary Member Interest Assignment with respect to such Transferred Subsidiary Member Interests, which will warrant that all such member interests are sold free and clear of any encumbrance. Centex will be responsible for any transfer taxes and all third-party closing costs related to such transfer.
     (e) This Section 6 shall survive Closing. The provisions of Section 19 (other than those related to time limitations as set forth in Section 19(a)) and Exhibit G (other than the provisions of Paragraph 3 thereof relating to Warranty Claims) shall apply to the Condition Indemnity. If the existence of the unsatisfied Condition also gives rise to a breach of representation or warranty under Article 16, the Company may assert a Warranty Claim with respect to such matter (subject to all conditions and limitations of this Agreement) in addition to is rights under this Section 6. This Section 6(e) does not limit Centex’s liability for breach of covenant under this Agreement.
     7. Condition to Centex’s Contribution of the Transferred Subsidiary Member Interests.
     (a) Centex’s obligation to contribute the Transferred Subsidiary Member Interests is subject to there being no order or injunction restraining or preventing the transactions contemplated by this Agreement shall be in effect, and no action, suit or proceeding challenging the transactions contemplated by this Agreement shall be pending before any court or government agency or be overtly threatened by any government agency.
     (b) Centex has no obligation to proceed with the transactions contemplated hereby if the Contribution Date would occur after March 31, 2008 for any reason, including Centex’s failure to satisfy any condition precedent for either Party.
     8. Inspection Rights of the Company; Condition of the Properties.
     (a) The Company on behalf of itself and the Transferred Subsidiaries, acknowledges that, except for the representations of Centex expressly stated in Section 16 and as such representations are updated on the Contribution Date pursuant to the Contribution Date Representation Certificate (but without limiting representations of Centex made in the Other Transaction Documents), neither the Company nor any Transferred Subsidiary has relied upon and will not rely upon any statements, representations or warranties by Centex in connection with this Agreement or the Asset Transfer or transfer of the Transferred Subsidiary Member Interests. Except for the representations of Centex expressly stated in Section 16, Centex does not make any representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Centex to the Company or the Investor or its constituent owners or investors in connection with the transactions contemplated hereby. The Company acknowledges and agrees on behalf of itself and the Transferred Subsidiaries that all materials, data and information delivered by Centex to the Company in connection with the transactions contemplated hereby are provided to the Company as a convenience only and that any reliance on or use of such materials, data or information by the Company and the Transferred Subsidiaries shall be at their sole risk, except as otherwise expressly stated herein or in the Other Transaction Documents. Except for the representations of Centex expressly stated herein, Centex shall not have any liability to the Company or the Transferred Subsidiaries for any inaccuracy in or omission from any report or reports delivered by Centex to the Company.
     (b) The Company has had an opportunity to conduct, and has conducted, its own studies, investigations and assessments of the Properties prior to the Effective Date. The Company may continue with studies, tests, investigations and assessments up to the Contribution Date. Without limiting the foregoing, the Company agrees that it has conducted its own assessment of the market value of the Projects and acknowledges that the market value of Projects may be greater than or less than the Unadjusted Contributed Stipulated Value, that the market value of the Properties may positively or negatively change after the Effective Date and that the Company shall not be entitled to an adjustment of the Unadjusted Contributed Stipulated Value or any other remedy against Centex as a result of market value or market conditions.
     (c) The Company agrees that, except as specifically provided in this Agreement, the Assets shall be conveyed to the Company and the Company shall accept possession of the Assets on the Contribution Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Adjusted Contributed Stipulated Value, and that, such conveyance shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Centex hereby disclaims and renounces any such representation or warranty, except to the extent specifically provided in this Agreement.
     9. Title.
     (a) Centex has procured the Title Commitments from the Title Policy Underwriters for each of the Projects addressed to the relevant Transferred Subsidiary.
     (b) Centex has provided the Company with new or updated surveys for the Properties (the "Surveys”), the most recent version of which are contained on the Data Site.
     (c) If the Properties or any part thereof shall be subject to any monetary lien created by any action or inaction by Centex that is not a Permitted Encumbrance, Centex shall on or prior to the Asset Transfer Date pay the same or make other arrangements reasonably satisfactory to the Company and Title Company to remove such lien as an exception to title.
     (d) At Closing, the respective Title Policy Underwriter will furnish to each of the Transferred Subsidiaries, at Centex’s cost, 2006 ALTA Owner’s Title Insurance Policies (or other such reasonably comparable form of policy as required by the laws of the State in which a Property is located), with extended coverage, and where available a customary non-imputation endorsement and customary creditors’ rights endorsement in both cases reasonably satisfactory to Investor, based on the Title Commitments (the “Title Policies”). Each Title Policy will be issued by the respective Title Policy Underwriter and will insure an amount equal to the allocation of the Unadjusted Purchase Price as set forth on Exhibit A-7 for each Project. Each Title Policy will insure the Transferred Subsidiary’s fee simple title to the Properties subject to no Encumbrances other than the Permitted Encumbrances, except that with respect to any Property in Texas (i) the printed exception relating to restrictions will be amended to describe the specific recording information of any restrictive covenants affecting the Properties as shown on the Title Commitment or deleted, (ii) any exception as to the rights of parties in possession will be deleted, at Centex’s expense, (iii) the exception relating to survey matters (if a Survey has been delivered to the Company in accordance with Section 9(b)) shall be limited to “shortages in area”, at Centex’s expense, and (iv) the exception as to the lien for taxes and standby and similar fees will be limited to calendar year 2008 and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership (where property taxes are paid in arrears).
     (e) Centex shall deliver such standard title related affidavits (which shall be to its Knowledge) and indemnities (which shall be limited to the acts of Centex) as are reasonably requested by the Title Policy Underwriters in order to issue the Title Policies consistent with the intent of the Parties and the terms of this Agreement.
     10. Assignment of Contracts; Consents.
     (a) At Closing, subject to the following provisions of this Section 10, the Assets of the Transferred Subsidiaries include, and the Transferred Subsidiaries will assume, all Contracts and Obtained Entitlements that the Owners entered into in the ordinary course of business, and all permits and licenses, in connection with the ownership and development of the Projects (collectively, the “Assigned Contracts”). Except as identified in the Disclosure Schedule as Contracts of this type that will be Assigned Contracts, Centex shall not be obligated to assign and the Company shall not be obligated to assume (absent mutual agreement of the Parties) the following types of Contracts:
     (i) any Contract under which Centex has incurred, assumed or guaranteed any Indebtedness or any capitalized lease obligation (provided, however, this clause (i) does not apply to any obligation evidenced by a Centex Security Instrument, any governmental tax or assessment, assessment of any Association or Financing District, obligations to Governmental Authorities in respect of development agreements, subdivision improvement agreements or other obligations in connection with the Projects, cost sharing or joint construction obligations or other financial obligations relating to the ownership, operation or development of the Projects);
     (ii) any Contract with any Affiliate of Centex; and
     (iii) for Centex Security Instruments that secure obligations with respect to a Project and other property retained by Centex, the obligations under any development agreement or subdivision improvement agreements as they pertain to the property retained by Centex are not Assigned Contracts but instead are Retained Liabilities.
Centex will be responsible for the payment of any costs incurred to assign the Contracts or obtain Consents for same (other than internal costs of the Transferred Subsidiaries, Company and Investor). Centex shall be solely responsible for the costs to perform and/or terminate Contracts of the type that are described in clauses (i) and (ii) of this Section 10(a).
     (b) For all Entitlements, and for Contracts, that require a Consent to be transferred to a Transferred Subsidiary or to effect the other transactions contemplated by this Agreement or the Member Interests Purchase Agreement, the Entitlement or Contract will not be assigned to the Transferred Subsidiary pending obtaining such Consent, and the failure to obtain a Consent will not be a failure of a condition to Closing for either the Company, any Transferred Subsidiary or Centex and following the contribution of the Assets to the Transferred Subsidiaries, the Company will, upon Closing, assume all liabilities and obligations with respect to same and pending obtaining Consents, Centex will hold and perform such Entitlement or Contract for the benefit, cost, liability and risk of the Company and at the direction of the Company. Centex will use diligent, commercially reasonable efforts at Centex’s cost to obtain the Consent of any such third party as soon as practicable, whether before or after Closing; and will cooperate with the Company in any reasonable and lawful arrangements designed to provide all of the intended benefits to the Company pending obtaining a Consent. When a Consent is obtained following the Contribution Date, the Contract or Entitlement in question automatically will be assigned to the Company, and each Party following the request of the other Party will evidence such assignment in writing. This Section 10(b) shall survive Closing.
     11. Operating Covenants; Other Covenants.
     (a) From the Effective Date to the Contribution Date, the Owners will own and operate, and may, to the extent Centex so elects, continue to develop, the Projects in the ordinary course of business, in a manner consistent in all material respects with the Development Plans and the Future LD Spend Schedules except as to deferral of development activity contemplated thereby that Centex chooses to defer provided such deferral does not have a Material Adverse Effect on the respective Project. Centex will not incur any Indebtedness that is secured by any interest (direct or indirect) in the Assets. Centex may from time to time request in writing to the address for the Investor Representative included in the “notices” section of this Agreement that the Investor Representative authorize certain actions, or the incurrence of certain expenditures, that would bind the Company following the Contribution Date. Centex will provide an explanation of the proposed action, the rationale for the action and other information as the Investor Representative may reasonably require to evaluate the request. All actions for which a request to proceed is made in writing and is expressly granted in writing are called herein “Authorized Actions.”
     (b) At any time or from time to time after the Closing, each of the Parties shall, at the request of the other Party execute and deliver any further instruments or documents and take all such further action as such requesting Party may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby on the Asset Transfer Date. If Centex or the Company determines that any Asset has not been fully and effectively transferred to the Newly Formed Transferred Subsidiaries on the Asset Transfer Date, then in addition to the provisions of Section 10(b) hereof in respect of Consents, the Parties will take, and the Company will cause the Newly Formed Transferred Subsidiaries to take, whatever commercially reasonable steps are necessary to fully and effectively transfer such Asset to the relevant Newly Formed Transferred Subsidiary, including in respect of any portion of a Property that is part of other land owed by Centex and cannot be conveyed without creating a separate subdivision parcel, taking all steps necessary to create a lawful subdivision parcel. Pending the completion of all steps necessary to transfer an Asset to the Newly Formed Transferred Subsidiary, Centex will hold such Asset in trust for the benefit, cost, liability and risk of the Newly Formed Transferred Subsidiary.
     (c) If any Retained Asset or other land, tangible asset or intangible asset (“Transferred Centex Property”) that is not an Asset as defined in this Agreement is transferred to or held by a Transferred Subsidiary, then upon request by either Party, the Parties will take whatever commercially reasonable steps are necessary to fully and effectively re-transfer the Transferred Centex Property to Centex, including in respect of any portion of the Transferred Centex Property that is part of other land owned by a Transferred Subsidiary that cannot be conveyed to Centex without creating a separate subdivision parcel, taking all steps necessary to create a lawful subdivision parcel. Pending the completion of all steps necessary to re-transfer Transferred Centex Property to Centex, the Company will cause the relevant Transferred Subsidiary to hold such Transferred Centex Property in trust for the benefit, cost, liability and risk of Centex.
     (d) Subject to the provisions of Section 14, all third party costs incurred by Centex, the Company or a Transferred Subsidiary in effecting the transfers contemplated by Section 11(b) and Section 11(c) will be paid by Centex.
     (e) With respect to certain of the master planned communities in which the Properties are located, Centex has limited rights to use the name (a “Planned Community Name”) of such master planned community in connection with marketing of the Projects. To the extent Centex’s rights to use the Planned Community Names are assignable:

     (i) Where the number of Lots transferred to or held by the Transferred Subsidiary exceeds the number of Lots retained by Centex in such master planned community, Centex will assign its rights, title and interests in the Planned Community Name (other than any part of any such name that contains the word Centex) to the relevant Transferred Subsidiary, subject to all required approvals and restrictions on use held by the owner of the Planned Community Name. Where the rights to use the Planned Community Name are assigned to the relevant Transferred Subsidiary, then the Company on behalf of each relevant Transferred Subsidiary grants to Centex a royalty-free, non-exclusive license to use the Planned Community Name in connection with the Lots retained by Centex.
     (ii) Where the number of Lots transferred to the Transferred Subsidiary does not exceed the number of Lots retained by Centex in such master planned community, then Centex grants to the relevant Transferred Subsidiary a royalty-free, non-exclusive license to use the Planned Community Name (other than any part of any such name that contains the word Centex) in connection with the development and sale of the Lots transferred to the Transferred Subsidiary. The license granted pursuant to this Section 11(e)(ii) shall not be assignable without the express written consent of Centex.
Centex makes no representation or warranty, expressed or implied, regarding the extent of Centex’s rights to any Planned Community Name, whether Centex’s current use infringes on the rights of any other Person or the need of the Company to obtain the Planned Community Name owner’s consent to assignment or a new license right. Centex shall have no liability whatsoever for any damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs or expenses resulting from or arising out of such names or the use thereof.
     (f) With respect to the “Veranda” Contributed Lots located in Riverpark:
     (i) If the Riverpark Joint Venture fails to:
               (A) Subject to minor punch list items, finish grading of all Veranda lots and the installation of Oxnard Boulevard (including all underground utilities stubbed to the street connection within the Veranda planning area and surface improvements related thereto, but excluding Veranda in tract improvements, consistent with the cost codes for the Future LD Spend Schedule) through and around the north end of Crescent Park by January 1, 2009,
               (B) File of record the final map of Tract 5644 (which includes all of the Veranda lots and approximately 204 lots owned by Shea) by January 1, 2009; or
               (C) Commence or complete the improvement of Crescent Park in a time and manner so as to not delay or prevent the issuance of either building permits for the homes to be constructed on the Veranda lots, or upon completion of construction of a home on a Veranda lot, a certificate of occupancy for that home,
(January 1, 2009 as to clauses (i) and (ii) above, and any date on which commencement or completion of improvement of Crescent Park is not timely performed so as to delay or prevent Corona’s ability to obtain building permits or certificates of occupancy, as to clause (iii) above, is called a “Riverpark LD Date”), then from and after the Riverpark LD Date until the relevant Riverpark Joint Venture work with respect to the relevant portion of the “Veranda”

neighborhood is complete (subject to minor punch list items) Centex shall pay to Riverpark Sub as liquidated damages an amount equal to the following formula:
          $62,000.00 per lot X 25% per annum, compounded quarterly.
If the relevant Riverpark Joint Venture work is not complete (subject to minor punch-list items) by the date that is six (6) months following the applicable Riverpark LD Date, then upon demand by the Company, Centex will pay to the Company the remaining cost to complete the relevant work, and Centex, under its rights of entry, will proceed to engage contractors to complete the work. The Company will pay all invoices related to the work upon presentation by Centex. If the total cost of the work exceeds the amount paid by Centex to the Company, then within five (5) Business Days of written demand, Centex will fund the overage. If the total cost is less than the amount paid by Centex to the Company, then the Company will return the excess funds to Centex within five (5) Business Days following written demand. The cost to complete the work will be determined by a licensed engineer jointly appointed by both the Company and Centex. Liquidated damages as provided above will continue to accrue until such work is complete (i.e., not only for the first six (6) months), net of any interest earned on the money delivered by Centex to the Company to complete the work pursuant to this paragraph.
     (ii) Centex as the “Builder” under the Riverpark Purchase Agreement and Centex as a member in the Riverpark Joint Venture will use reasonable efforts to cause the Riverpark Joint Venture to enter into an amendment of the Riverpark Purchase Agreement to properly reflect (1) the new allocation of work responsibilities between “Builder” and the Riverpark Joint Venture that has been agreed by the Executive Committee of the Riverpark Joint Venture but not documented, in a manner consistent with the representation of Centex contained in Section 16(y) and (2) the schedule for completion of the Riverpark Joint Venture Work as provided in Section 11(f)(i) above.
     (iii) Centex will retain all rights and obligations under the Riverpark Purchase Agreement and the rights, benefits, obligations and liabilities under that Riverpark Purchase Agreement will not be treated as having been assigned to and assumed by the Company and the relevant Transferred Subsidiary pursuant to Section 10.
     (iv) Centex shall instruct its Voting Representative on the Executive Committee, as such terms are defined in the Riverpark JV Agreement, to vote in accordance with the Company’s instructions respecting: enforcement of (i) the commercial development obligations arising out of Section 10 of the Riverpark Development Agreement, which obligations have been assigned to and assumed by Shea, (ii) the Riverpark Joint Venture’s affordable housing development requirements arising out of Section 11 of the Riverpark Development Agreement, which obligations have been assigned to and assumed by an affordable housing developer, and (iii) the Riverpark Joint Venture’s continuing land development obligations arising out of Section 8 of the Riverpark Development Agreement in respect of the “Corona” Riverpark Property, as reasonably necessary so that delays in such obligations under the Riverpark Development Agreement do not impact the development of the “Corona” Riverpark Property in accordance with the Company’s business plan. In addition, Centex will instruct its Voting Representative on the Executive Committee to vote not to amend or modify the land development schedule to the extent that such amendment or modification would affect the “Corona” Riverpark Property, unless the Company provides Centex with written instructions to the contrary or for the Riverpark Joint Venture to agree to an amendment to the commercial development obligations of Shea and the affordable housing obligations described in this clause, each as described above in this clause (iv). The Company acknowledges and agrees that Centex does not control the Riverpark Joint Venture and that the Riverpark Joint Venture must rely on its contractual rights to enforce the commercial development obligations of Shea and the affordable housing development obligations of the affordable housing developer and Centex is not ensuring that such obligations will be performed in a timely manner.
     (g) For a period beginning on the Contribution Date and ending on a date, not exceeding sixty (60) days following the Contribution Date, when the Company and its Affiliates have obtained their own commercial general liability insurance coverage, Centex will agree to cause the Company, Purchaser and the Transferred Subsidiaries to be named as additional insureds on Centex’s primary commercial general liability insurance policy with respect to the business of the Transferred Subsidiaries. The Company agrees that it will be fully responsible for the self-retention limit (which is $2,000,000 for premises liability and $25,000,000 for completed operations) and any claims fees, and for any Claims and Losses of Centex resulting from the Company, Purchaser and the Transferred Subsidiaries being named as additional insureds for such interim period. Coverage under such policy as to each Project is predicated on the Property Services Agreement being in effect for such Project and the Project being developed in a manner substantially consistent with Centex’s development plans for the Project prior to the Effective Date.
     (h) The Company will pay the additional premiums required to cause the existing “WRAP” insurance policies covering the construction of the Plant 51 units to remain following the Contribution Date and survive the transactions contemplated herein (notwithstanding the change of control with respect to Plant 51, LLC), including commercial general liability with completed operations coverage, naming Centex as an additional insured and be maintained throughout the development and during the completed operations coverage term. The Company will be responsible for all self insurance retention limits and for all premium costs with respect to such “WRAP” insurance policies incurred in this arrangement both for Closing and during the coverage term. Additionally, the Company will maintain the existing Builder’s Risk policy with respect to Plant 51 through completion of the Project, naming Centex as an additional insured. The Company will be responsible for all self insurance retention limits and for all premium costs with respect to such Builder’s Risk policy incurred in this arrangement following Closing and during the coverage term.
     (i) The parties shall cooperate with each other so that the Party to which a Reimbursement (or portion thereof) is allocated will receive the benefit of such Reimbursement when it is received from or available for use by the applicable entity giving the Reimbursement. With respect to impact and other fee credits which are available when a dwelling building permit is issued, (1) the Parties will use reasonable efforts to effect an assignment to the Transferred Subsidiary, as to the Transferred Subsidiary’s share and to Centex, as to Centex’s share, of such impact and other fee credits and failing such assignment shall co-operate with homebuilders purchasing lots to endeavor to have such fee credits made available to such homebuilders and (2) with respect to Tierra Del Rio and any other Project where Centex is retaining impact and other fee credits as set forth in Exhibit A-2 that otherwise would be allocable to the Corona lots, the Company will require homebuilders to purchase such fee credits from Centex, rather than from the applicable Governmental Authority, up to the amount of the fee credits retained by Centex as Retained Assets. If a Party receives any Reimbursement to which the other Party is entitled, the receiving party shall promptly pay such Reimbursements to the entitled Party, and, if not paid within thirty (30) days, the amount unpaid will bear interest at the Interest Rate from such date until paid.
     (j) This Section 11 shall survive Closing.
     12. Closing of the Asset Transfer.
     (a) Centex Deliverables. At least one (1) business day before the Asset Transfer Date, Centex shall execute, acknowledge, where appropriate, and deposit with the Title Company, the following:
     (i) Special warranty deeds for the Properties (the “Deeds”) (other than for Plant 51 and Eastgate), substantially in the form provided by the Title Company for each jurisdiction, which provide that each Transferred Subsidiary takes its applicable Property subject to all matters of record.
     (ii) Two counterparts of an assignment and bill of sale, substantially in the form attached hereto as Exhibit E-2, in which Centex assigns to the Newly Formed Transferred Subsidiary all of Centex’s right, title and interest in all of Assets corresponding to the relevant Property constituting personal property (the “Bill of Sale”).
     (iii) An affidavit to each Newly Formed Transferred Subsidiary, in substantially the form attached hereto as Exhibit E-3, in accordance with Section 1445 of the IRC and regulations promulgated thereunder, signed by Centex stating, under penalty of perjury, Centex’s United States taxpayer identification number and that Centex is not a foreign person as defined by IRC Section 1445 (f)(3) and any similar certificate required by any State in which a Property is located.
     (iv) Such documents as the Company or the Title Company may reasonably require, including those documents required by each state with respect to each corresponding Project as set forth in Exhibit F, and Centex can reasonably supply without material effort or cost in order to close this transaction and vest title to the Assets in the Newly Formed Transferred Subsidiaries in accordance with the terms of this Agreement.
     (b) Newly Formed Transferred Subsidiary Deliverables. At least one (1) business day before the Contribution Date, Centex will cause the Newly Formed Transferred Subsidiaries to execute, acknowledge, where appropriate, and deposit with the Title Company, the following:
     (i) Two (2) counterparts of the Bill of Sale.
     (ii) An agreement in favor of Centex in the form of Exhibit E-5 pursuant to which such Transferred Subsidiary (A) agrees to be bound by and perform its obligations as provided in this Agreement in all respects as to the Assets transferred to it and liabilities assumed by it pursuant to this Agreement and (B) jointly and severally with the Company and the other Transferred Subsidiaries indemnifies Centex pursuant to Section 19(b).
     (iii) Such documents, including those documents required by each state with respect to each corresponding Project as set forth in Exhibit F, as the Title Company may reasonably require and each Newly Formed Transferred Subsidiary can reasonably supply in order without material effort or cost to close this transaction and vest title to the relevant Assets in the Newly Formed Transferred Subsidiaries in accordance with the terms of this Agreement.
     13. Closing of the Transferred Subsidiary Member Interests Contribution; Closing Actions.
     (a) Centex Deliverables. At least one (1) business day before the Contribution Date, Centex shall execute, acknowledge and where appropriate deposit with the Title Company, the following:
     (i) Two (2) counterparts of a Transferred Subsidiary Member Interests assignment, substantially in the form attached hereto as Exhibit E-4, with respect to each Transferred Subsidiary, assigning to the Company all of the member interests in such Transferred Subsidiary to the Company (each being a “Transferred Subsidiary Member Interests Assignment”).
     (ii) The Contribution Date Representations Certificate.
     (iii) Any material Consents received by Centex since the Effective Date.
     (b) Company Deliverables. At least one (1) business day before the Contribution Date, the Company shall execute and acknowledge, where appropriate, and deposit with the Title Company
     (i) Two (2) counterparts of the Transferred Subsidiary Member Interest Assignments for each Transferred Subsidiary.
     (ii) Two (2) originals of a Pledge Agreement (the “Pledge”) of all of the member interests in each of the Transferred Subsidiaries, securing Investor’s indemnification obligations under Section 3.4(c) of the Purchaser LLC Agreement, and two (2) original UCC-1 financing statements for Delaware and each state in which a Project is based.
     (c) Recordation of Deeds, Issuance of Title Policies and Distribution of Documents. At least one (1) business day before the Contribution Date, the Parties will use reasonable efforts to cause the Title Company to prepare and submit to each of Centex and the Company for their approval (not to be unreasonably withheld) a pro forma of the Title Policies and pro forma escrow settlement statements. As soon as (but not until) each of the following has occurred: (1) Centex has delivered to the Title Company all of the documents described in Sections 12(a) and 13(a), as well as Centex’s share of closing costs; (2) the Transferred Subsidiaries have delivered to the Title Company the documents described in Section 12(b); and (3) the Company has delivered to the Title Company the documents described in Section 13(b), as well as the Company’s share of closing costs; and (3) the Parties have notified the Title Company in writing that all conditions and requirements to the Closing as provided in this Agreement have been satisfied or properly waived as herein provided, the Parties shall jointly instruct the Title Company to date all undated documents as of the Contribution Date and shall:
     (i) Record the Deeds;
     (ii) Cause the Title Policy Underwriters to issue the Title Policies;
     (iii) Deliver to Centex one fully executed copy of the Bill of Sale and Transferred Subsidiary Member Interest Assignments and the Pledge, and both originals of the UCC-1 financing statements referenced in Section 13(b)(ii) , the agreements specified in Section 12(b)(ii) and copies of all other closing documents;
     (iv) Deliver to the Company unrecorded but endorsed Deeds; and
     (v) Deliver to the Company one fully executed copy of the Bill of Sale, Transferred Subsidiary Member Interest Assignments and the Pledge and copies of all other closing documents.
     14. Closing Costs and Prorations.
     (a) Closing Costs. At Closing, Centex shall pay costs of (i) recording of any lien releases and the Deeds, (ii) the cost of the Title Commitments and Title Policies (iii) the Surveys, (iv) one-half (1/2) of any City, County or State transfer taxes, and (v) the Title Company escrow fees. The Company on behalf of the Transferred Subsidiaries shall pay one-half (1/2) of any City, County or State transfer taxes.
     (b) Non-Tax Prorations. The following items shall be prorated between Centex and the Company on behalf of the Transferred Subsidiaries as of 12:01 a.m. on the Contribution Date, to the extent not included in the Future LD Spend Schedule: (i) utilities; (ii) charges imposed by Associations, Financing Districts and other quasi-governmental organizations; and (iii) such other items which are customarily apportioned in similar transactions. Such prorations will take place on a mutually-agreed date, not later than thirty (30) days following the Contribution Date. If such items and charges are later determined to be higher or lower than those that are apportioned, a subsequent adjustment shall be made between Centex and the Company on behalf of the Transferred Subsidiary within ten (10) days after receipt of such determination.
     (c) Tax Prorations. Ad valorem taxes for the Properties and Improvements and personal property taxes for personal property included in the Assets shall be prorated as of 12:01 a.m. on the Contribution Date based on (where ad valorem taxes are paid in arrears and the assessed value for the current tax year is unknown) the application of the preceding year’s rates to the latest assessed valuation or statements issued to Centex for the current year’s assessment, if available, with Centex being responsible for the period prior to such time, and the Company on behalf of the Transferred Affiliates being responsible for the period from and after such time. For any Property where ad valorem taxes are paid in advance or the assessed value for the current year is known, the proration mechanism will be adjusted accordingly in accordance with industry practice in the locality in which the Property is located. Centex shall be responsible for real estate taxes on the Properties that are payable with respect to the years prior to the year in which the Contribution Date occurs, including such taxes which are payable in arrears and/or are not yet due and payable. The Company acknowledges that as of the proration time, the Properties may not have been assessed as separately described parcels of real estate and that real property taxes for such Properties might be assessed under a tax bill in the name of Centex which covers additional property. If that is the case, the Company on behalf of the Transferred Subsidiaries shall be responsible for that portion of the tax determined by multiplying the total tax bill by a fraction, the numerator of which shall be the acreage of the applicable Property and the denominator of which shall be the total acreage of all property covered by the tax bill, and then prorating the product of such multiplication as of such proration time. The Company agrees to pay to Centex on behalf of the Transferred Subsidiary at the Closing the Transferred Subsidiary’s portion of the tax bill for the applicable Property. Centex agrees to pay the entire tax bill before it becomes delinquent. If real estate taxes for the year covered by the apportionment are later determined to be higher or lower than those that are apportioned, a post-Closing adjustment shall be made between Centex and the Company on behalf of the Transferred Subsidiary within ten (10) days after receipt of notice of the actual tax bill.
     (d) Change-of-Use Taxes. Any increased taxes payable for the tax year that contains the Contribution Date and any subsequent tax year as a result of a change of use on or after the Contribution Date and/or reduced taxes or exemptions will be paid by the relevant Transferred Subsidiary.
     (e) Special Assessments and Interest and Penalties. Any special assessments and interest and penalties levied against each Property shall be prorated between Centex and the Company on behalf of the Transferred Subsidiary as of the period prior to 12:01 a.m. on the date of the Contribution Date.
     (f) This Section 14 shall survive Closing.
     15. Condemnation.
     If any portion of a Property is taken by condemnation or eminent domain or is the subject of a threatened or pending condemnation or eminent domain proceeding following the Effective Date, such condemnation will not affect the obligations of the Parties to proceed to close the contribution or affect the Unadjusted Contributed Stipulated Value or the Adjusted Contributed Stipulated Value, but Centex shall assign to the relevant Transferred Subsidiary all of Centex’s rights to all awards for the condemnation or taking and if condemnation occurs prior to the Contribution Date, the condemned portion of the Property will be omitted from the contribution.
     16. Centex Representations. Except as set forth in the Disclosure Schedule, Centex represents to the Company and the Transferred Subsidiaries that as of the Effective Date:
     (a) Organization and Qualification. Centex is duly formed and validly existing under the laws of the state of Nevada and each Transferred Subsidiary is duly formed and validly existing under the laws of the state of Delaware. Centex has all requisite partnership power and authority to own, operate and develop the Projects (other than Plant 51 and Eastgate) and to carry on its business as it is presently being conducted. Plant 51 Sub and Eastgate Sub have all requisite limited liability company power and authority to own operate and develop, respectively, Plant 51 and Eastgate and to carry on their business as it is presently being conducted. The Newly Formed Transferred Subsidiaries have all requisite limited liability company power and authority to acquire the Assets being contributed to them by Centex and to own, operate and develop the Project transferred or to be transferred to them. No Owner is in violation of, in conflict with, or in default under any of its Organizational Documents and the entering into of this Agreement by Centex and the consummation of the transactions contemplated by this Agreement will conflict with or violate or breach any provision of its Organizational Documents. Centex is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification or licensing necessary. Each Transferred Subsidiary is qualified to do business in the state in which its respective Project is located. No Owner is a foreign person as defined in Section 1445 of the IRC.
     (b) Authorization; Enforceability. Centex has all requisite partnership power to execute and deliver this Agreement and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder and, subject to the conditions set forth herein to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby have been duly authorized by all requisite action on behalf of Centex. This Agreement has been duly executed and delivered by Centex and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Centex, enforceable against Centex, in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.
     (c) No Conflict or Violation. The execution, delivery and performance by the Centex of its obligations under this Agreement do not and will not: to Centex’s Knowledge, violate, or result in a material default or breach under, or require any consent, approval or authorization under, any Contract to which an Owner is a party so as to cause a Material Adverse Effect to any Project; or (3) to Centex’s Knowledge, contravene or violate in any material respect any material Law applicable to any Owner or any of the Assets, or any Governmental Order to which an Owner is a party or by which any of the Assets is bound so as to cause a Material Adverse Effect to any Project. To Centex’s Knowledge, the acquisition by Purchaser of all of the member interests of the Company, and the acquisition by Investor of a majority of the interests in Purchaser will not (i) violate, or result in a material default or breach under, or require any consent, approval or authorization under, any Contract to which an Owner is a party so as to cause a Material Adverse Effect to any Project; or (ii) contravene or violate in any material respect any material Law applicable to it or any of the Assets, or any Governmental Order to which an Owner is a party or by which any of the Assets is bound so as to cause a Material Adverse Effect to any Project.
     (d) No Bankruptcy Proceedings. Centex has not made any voluntary filings for relief as debtor under any state receivership Laws or federal bankruptcy Laws, nor, to Centex’s Knowledge, has any involuntary filing with respect to Centex been made under any state receivership Laws or federal bankruptcy Laws. Centex is not entering into the transactions contemplated by this Agreement with the actual intent of hindering, delaying or defrauding any Person, including any creditor. Centex is solvent, able to pay its debts as and when they become due and the transactions contemplated hereby will not render Centex insolvent.
     (e) Governmental Consents and Approvals. The execution, delivery and performance by Centex of this Agreement and the other instruments contemplated hereby and the consummation by Centex of the transactions contemplated hereby and thereby, and the acquisition by Purchaser of all of the member interests of the Company, and the acquisition by the Investors of a majority of the interests in Purchaser, do not and will not require any approval, consent, authorization or act of, or the making by Centex of any declaration, filing or registration with, or notification to, any Governmental Authority as to which the failure to obtain such approval, consent, authorization or act of, or to make such declaration, filing or registration with, or notification to, any Governmental Authority would cause a Material Adverse Effect to any Project.
     (f) Litigation. There are no pending, or to the Knowledge of Centex, threatened in writing, judicial, municipal or administrative proceedings affecting the Assets, or in which an Owner, is or, to Centex’s Knowledge, will be, a party by reason of such Owner’s ownership of the of the Assets or any portion thereof and in each case are material to the ownership, development or value of a Project. No Governmental Orders, injunctions, attachments, execution proceedings or other proceedings by any Governmental Authority, are pending, or, to the Knowledge of Centex, threatened in writing, against an Owner relating to or against the Projects. There are no judgments, orders, decrees or injunctions imposed on or against the Projects.
     (g) Compliance with Laws. To Centex’s Knowledge, Centex is and has been in compliance with all applicable Laws, Governmental Orders and Obtained Entitlements with respect to the Projects except as to each Project as to such non-compliance that would not have a Material Adverse Effect with respect to such Project. Except as set forth in the Disclosure Schedule, no written notices have been received by Centex within the twelve (12) months prior to the Effective Date alleging a violation of any such Laws, Governmental Orders or Obtained Entitlements which if true would result in a Material Adverse Effect with respect to a Project.
     (h) Indebtedness. There is no Indebtedness secured by the Assets. For avoidance of doubt, the Centex Security Instruments, liens for ad valorem taxes and assessments, Association assessments and Financing District assessments in no event will be deemed to violate the representation of this Section 16(h).
     (i) Entitlements. To Centex’s Knowledge: A general description of the material Entitlements that have been obtained by Centex as of the Contribution Date for each Project are included in the Project Summaries, including required environmental impact review and permits (the “Obtained Entitlements”). Material development agreements and subdivision improvement agreements for the Obtained Entitlements that contain material continuing obligations have been included in the Data Site. Except as otherwise disclosed in the Project Summaries, the Obtained Entitlements are in full force and effect except for the lapse or termination of Obtained Entitlements that would not have a Material Adverse Effect on a Project. No Obtained Entitlements are terminable as a result of the contribution of the Assets to the

Company or by the acquisition by Purchaser of all of the member interests of the Company, and the acquisition by the Investor of a majority of the interests in Purchaser, except for terminations that would not have a Material Adverse Effect on any Project. No challenge to any Obtained Entitlement is pending. Except as otherwise disclosed in the Project Summaries, Centex is not in violation of the provisions of any of the Obtained Entitlements except for violations that would not have a Material Adverse Effect with respect to the relevant Project. The Project Summaries sets forth, to Centex’s Knowledge, the material Entitlements that need to be obtained in order to develop the Projects consistent with the Project Summaries but that have not yet been obtained as of the Effective Date. Except as disclosed in the Project Summaries, to Centex’s Knowledge, the Properties are not reliant on other property in order to satisfy the requirements of all Entitlements where the failure to satisfy such requirements would have a Material Adverse Effect with respect to the relevant Project, except for obtaining offsite easements as described in thee Project Summaries.
     (j) Options. The Owners have sole ownership and possession of the Properties and, except for the Company, no Owner has granted or agreed to grant to any Person, and no Owner is a party to, any option, contract, right of first refusal, right of first offer, charitable housing agreement, profit participation, anti-speculation option, joint venture or similar agreement or any other agreement or understanding with respect to a purchase or sale of the Properties or any portion thereof or any interest therein or pursuant to which any sales proceeds relating to any Project are required to be paid to any other Person (each, an “Option”). All agreements pertaining to the Options are as disclosed in the Disclosure Schedule and included in the Data Site. There are no third parties in possession of any portion of the Properties as lessees, licensees or tenants at sufferance except for Centex in connection with its homebuilding activities.
     (k) Condemnation. No written notices of any condemnation proceedings by a Governmental Authority having the power of eminent domain to condemn any part of any of the Properties have been received by any Owner within the 12 months preceding the Effective Date.
     (l) Associations. There are no material unpaid sums due and payable by Centex to any Association (each an “Association Document”), other than amounts in the ordinary course of business or being contested in good faith with adequate reserves maintained therefor (the Parties agree that any reserve will be prorated pursuant to Section 14), and Centex is not in material default under any of the Association Documents. All material Association Documents are contained in the Data Site.
     (m) Financing Districts. To Centex’s Knowledge, all instruments with respect to each Financing District formed by Centex that materially affect the respective Project have been included in the Data Site.
     (n) Centex Security Instruments. To Centex’s Knowledge, the schedule of the Centex Security Instruments contained in Exhibit D-2 is accurate in all material respects as of the Effective Date.
     (o) Access Rights. Each parcel of Property either (i) abuts and has actual vehicular and pedestrian access to and from a public right of way or (ii) has an insurable appurtenant easement for vehicular and pedestrian access over and across adjacent land which provides such access to and from the Property and a public right of way; provided, however, that for any Project that is comprised of more than one parcel, it shall not be considered a breach if not all of such parcels are benefited with such access rights so long as the parcels that are not directly benefited with such access rights can indirectly obtain the benefit of such access rights over one or more contiguous parcels included in the Property.
     (p) Future LD Spend Schedules. The Future LD Spend Schedules were prepared in good faith and were as of February 24, 2008 the projected future cash flow spending projection for land development for each Project as prepared by the relevant Centex division in accordance with its land development cash flow spending forecast procedures. Centex makes no representation or warranty whatsoever regarding the Future LD Spend Schedules other than as provided in the prior sentence, including any representation or warranty that they represent achievable goals or that any assumptions upon which they are based are true, accurate or reasonable.
     (q) Contracts. All Assigned Contracts have been entered into in connection with the ownership, use, operation and development of the Projects. Except as otherwise described in the Project Summaries, with respect to each Assigned Contract, Centex is not in breach of or in default under such Assigned Contract and to the Knowledge of Centex, no counterparty is in breach of or default under such Assigned Contract, where such breach or default would have a Material Adverse Effect on any Project. Each Assigned Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of Centex, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general, equitable principles, regardless of whether asserted in a proceeding in equity or at law. To Centex’s Knowledge, all Material Contracts that could have a Material Adverse Effect on a Project are included in the Data Site.
     (r) Environmental Matters. Except as described in the Project Summaries or the Environmental Reports, to Centex’s Knowledge:
     (i) There have been no violations of Environmental Laws at the Properties that could result in a Material Adverse Effect on any Project; (ii) no Property contains a Recognized Environmental Condition in concentrations that require remediation under Environmental Laws; and (iii) there are no wetlands (as the term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1254, and applicable state laws) at any Property that would reasonably be expected to have a Material Adverse Effect on the development of the Property in accordance with the Project Summary for that Property.
     (ii) There are no pending or threatened in writing, Claims against any Owner under Environmental Laws. No Owner has not received written notice that the Property is subject to any private or governmental lien or judicial or administrative notice of violation, action or inquiry, investigation or claim relating to Hazardous Materials. No Property is subject to, any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.
     (iii) Notwithstanding anything to the contrary herein, this Section 16(r) shall constitute the sole representations and warranties in this Agreement relating to compliance with Environmental Laws and/or in connection with Hazardous Materials.
     (s) Taxes. All ad valorem taxes assessed or payable with respect to the Properties and personal property taxes with respect to the remainder of the Assets have been paid, except for the 2008 taxes and assessments which are not yet delinquent. No Owner has received any written notice of any other special assessments, levies or taxes imposed or to be imposed affecting any portion of the Properties or Assets or of any action regarding the potential formation of any other district or authority empowered to so assess a tax or levy.
     (t) Lots. The information contained in the Project Summaries relating to status of Lots as finished, partially finished or undeveloped, and number of Lots for which there are Obtained Entitlements permitting Dwellings to be built thereon has been prepared by Centex in good faith and in a manner consistent with Centex’s categorization of Lots in the ordinary course of the business of each Centex division in which a Property is located; provided, however, “finished Lots” does not imply that no further work is required and Centex shall have no liability under this Agreement if any development costs exceeds any budgeted or projected amounts. The number of finished Lots as of the Contribution Date will differ from the Baseline Date Lot count and the Adjustment procedures of Exhibit B will apply. Without limiting other representations contained in this Section 16, Centex does not make any representations under this Section 16(t) as to any matter contained in the Project Summaries, including, without limitation, with respect to Entitlements or Future LD Spend Schedules, except the representations as to Lots as expressly provided in this Section 16(t).
     (u) Cost-Sharing Arrangements. Other than as described in the Project Summaries, there are no material contracts, agreements or arrangements with any third party other than with an Association to jointly share costs or construction work related to the Properties or the Projects.
     (v) Utilities. The general status as to obtaining utilities for each Project is as described in the Project Summaries.
     (w) Archaeological Sites, etc. Except as described in the Project Summaries, to the Knowledge of Centex, no Owner has received reports or other reliable information indicating that any Project contains archeological sites, paleontological sites, historical sites, artifacts, burial grounds or other similar conditions the existence of which would have a Material Adverse Effect on the development or use of the Project.
     (x) Transferred Subsidiaries. Centex has been the sole member of each of the Transferred Subsidiaries since their formation. True and correct copies of the Organizational Documents for each Transferred Subsidiary are included in the Data Site. No Transferred Subsidiary has any liabilities other than (1) those assumed by it pursuant to the terms of this

Agreement; and (2) customary filing and other obligations pertaining generally to limited liability companies in Delaware.
     (y) Riverpark Purchase Agreement. The Riverpark Joint Venture and Centex have orally agreed to an amendment to the work scope between the Riverpark Joint Venture and Centex in connection with a corresponding purchase price reduction and an accelerated closing by Centex (and the other Riverpark Joint Venture members) of their respective parcels of land from that originally contemplated under the Riverpark JV Agreement and the Riverpark Purchase Agreement. This agreement is not formally documented. Under this new agreement, the Riverpark Joint Venture is to deliver “blue-topped” lots to Centex with respect to the “Veranda” neighborhood. For “Veranda”, the Riverpark Joint Venture is obligated to perform the land development work, other than the work that is within the cost codes of the Future LD Spend Schedule, which is the responsibility of Riverpark Sub.
     (z) Plant 51 Deposits. Plant 51 Sub holds deposits from prospective purchasers of units in Plant 51 as shown on Exhibit D-5.
     17. Contribution Date Representations Certificate. On the Contribution Date, Centex shall deliver to the Company a certificate updating the representations and warranties of Centex set forth in Section 16 above (the “Contribution Date Representations Certificate”). The Contribution Date Representations Certificate shall be updated only for (1) changes in circumstance or matters which arise after the Effective Date and (2) which do not arise out of a breach of Centex’s covenants under this Agreement.
     18. Assignment; Successors and Assigns. Neither the Company nor Centex nor any of their respective members shall assign their rights under this Agreement. Subject to the foregoing, this Agreement, and the terms, covenants and conditions herein contained, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.
     19. Survival; Indemnification.
     (a) Survival of Representations and Covenants. All of the representations of Centex set forth in Section 16 and in the Contribution Date Representations Certificate shall survive until the date that is twelve (12) months following the Contribution Date (the “Survival Period”). As and to the extent specifically provided in this Agreement, certain covenants set forth in this Agreement survive the Closing and subject to Exhibit G, such covenants shall survive indefinitely.
     (b) Indemnification by the Company. Except for Centex Indemnification Claims (for so long as they remain Centex Indemnification Claims), the Company and the Transferred Subsidiaries shall jointly and severally indemnify, defend and hold harmless Centex against and in respect of all Claims and Losses actually and directly incurred by Centex in respect of Third Party Claims arising out of, in connection with or related to the ownership, operation or development of the Properties, including the liabilities and obligations assumed by the Transferred Subsidiaries in Section 4. THE INDEMNITY PROVIDED IN THIS SECTION 19(b) SHALL INCLUDE CLAIMS AND LOSSES ARISING OUT OF CENTEX’S

NEGLIGENCE (BUT NOT ITS BREACHES OF THIS AGREEMENT, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) THAT OTHERWISE FALL WITHIN THE SCOPE OF THIS INDEMNITY.
     (c) Indemnification by Centex. Subject to the provisions of Exhibit G, Centex shall indemnify, defend and hold harmless the Transferred Subsidiaries, the Company and Purchaser (the Transferred Subsidiaries, the Company and the Purchaser for purposes of this Section 19(c), and Centex for purposes of Section 19(b), are referred to in such indemnified capacities as an “Indemnified Party” and the Company and the Transferred Subsidiaries, for purposes of Section 19(b), and Centex for purposes of this Section 19(c), are referred to in such indemnifying capacities as an “Indemnifying Party”) against and in respect of (1) all Losses actually and directly incurred by them arising out of any breach of any of Centex’s covenants under this Agreement, or any breach by Centex of any of its representations contained in Section 16, as updated pursuant to the Contribution Date Representations Certificate and (2) all Claims and Losses in respect of Third Party Claims arising out of, in connection with or related to Retained Liabilities (collectively, “Centex Indemnification Claims”).
     (d) Exclusive Remedy for Warranty Claims; Additional Indemnification Matters.
     (i) The indemnification provided in this Section 19 shall constitute the sole and exclusive remedy and right of the Company and Purchaser for Warranty Claims, regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever or at law or in equity; it being understood and agreed that, except solely and only in the case of actual fraud by and as to a specific Party, the indemnification provisions in this Section 19 are in derogation of and replace in all respects as the sole and exclusive remedy and right any statutory, equitable or common law remedy and rights any Party may have for breach or default of any representation, warranty, covenant or agreement.
     (ii) Subject to Section 19(d)(iii), nothing in this Section 19(d) limits the remedies or enforcement rights of either Party (1) for breach by the other Party of such other Party’s obligations in respect of Closing; (2) for breach by the other Party of covenants under this Agreement that expressly survive Closing; and (3) to enforce the indemnification obligations of the other Party set forth in other provisions of this Agreement.
     (iii) No Indemnified Party shall seek or be entitled to punitive, exemplary or special, consequential damages or damages for lost profits in any claim for indemnification, nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party’s punitive, exemplary, special or consequential damages or damages for lost profits.
     (e) Recovery Limitations; Claims Procedures. Exhibit G contains, among other provisions, Claim limits for Centex Indemnification Claims other than in respect of Retained Liabilities and procedural requirements for an Indemnified Party to bring Claims under this Section 19.

     20. Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved through good faith negotiations between the parties hereto, shall be finally resolved by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then currently in effect, by a sole arbitrator. The arbitrator shall have the power to award specific performance and injunctive relief and award attorneys’ fees and costs. The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas.
     21. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if hand delivered; (ii) one (1) Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt; or (iii) upon transmission with confirmed delivery if sent by cable, telegram, email, facsimile or telecopy, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to the Company:	Corona Associates, LLC
c/o RSF Partners, Inc.
2828 Routh Street
Suite 500
Dallas, Texas 75201
Attn: Mr. Chris Mahowald
Tel. (214) 849-9800
Fax (214) 849-9807

With a copy to:	Farallon Capital Management, L.L.C.
One Maritime Plaza
Suite 2100
San Francisco, California 94111
Attn: Mr. Stephen L. Millham
Tel. (415) 421-2151
Fax (415) 956-8852

With a copy to:	Greenfield Corona, LLC
50 North Water Street
South Norwalk, Connecticut 06854
Attention: Eugene A. Gorab and Barry P. Marcus
Fax (203) 354-5060

With a copy to:	Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attn: James L. Brat, Esq. (903382-1)

With a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: David J. Bryant
Fax (312) 902-1061

If to Centex:	Centex Homes
2728 North Harwood
Dallas, TX 75201-1516
Attn: Brian Woram
Telephone: (214) 981-6544
Fax: (214) 981-6855

With a copy to:	Centex Homes
2728 North Harwood
Dallas, TX 75201-1516
Attn: Donald Westfall
Telephone: (214) 981-6445
Fax: (214) 981-6002

If to the Investor Representative:

Corona Associates, LLC
c/o RSF Partners, Inc.
2828 Routh Street
Suite 500
Dallas, Texas 75201
Attn: Mr. Chris Mahowald
Tel. (214) 849-9800
Fax (214) 849-9807
     22. Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement and shall not be modified in any manner except by an instrument in writing executed by the parties or their respective successors in interest.
     23. Severability. If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected.
     24. Waivers. A waiver or breach of a covenant or provision in this Agreement shall not be deemed a waiver of any other covenant or provision in this Agreement, and no waiver shall be valid unless in writing and executed by the waiving party. An extension of time for performance of any obligation or act shall not be deemed an extension of the time for performance of any other obligation or act.
     25. Construction. The section headings and captions of this Agreement are, and the arrangement of this instrument is, for the sole convenience of the parties to this Agreement. The section headings, captions, and arrangement of this instrument do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement. Definitions contained in this

Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached to it and incorporated in it by this reference.
     26. Performance Due On Day Other Than Business Day. If the time period for the performance of any act called for under this Agreement expires on a day other than a Business Day, the act in question may be performed on the next succeeding Business Day.
     27. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     28. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas. Notwithstanding the foregoing, if and to the extent that the laws of each state in which Properties are located are required to apply to any provisions of this Agreement (e.g. with respect to the conveyance of the Properties), then the laws of the applicable state shall apply with respect to such provisions. Exhibit F sets forth state-specific provisions which shall apply to the Projects located within each such state (as indicated in Exhibit A-1).
     29. Brokerage. Each Party agrees to indemnify and hold harmless the other from and against any losses (including without limitation any commissions, finder’s fees, and reasonable attorneys’ fees and costs) incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying Party in connection with the contribution of the Assets to the Company.
     30. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party or give any third Person any right of subrogation or action over against any Party, except that to the extent provided in this Agreement Purchaser may enforce its rights as an Indemnified Party against Centex as to Third Party Claims, subject to the limitations of this Agreement.
[BALANCE OF PAGE INTENTIONALLY BLANK]

The parties have executed this Agreement as of the Effective Date.

COMPANY:

Corona Real Estate Holding Company, L.L.C., a Delaware limited liability company

By:	/s/ Brian J. Woram

Name:	Brian J. Woram
Title:	Senior Vice President and Secretary
[Signature Page to Contribution Agreement]

CENTEX:

Centex Homes, a Nevada general partnership

By:	Centex Real Estate Corporation, a Nevada corporation Its Managing Partner

	By:	/s/ Donald R. Westfall

	Name:	Donald R. Westfall
	Its:	Senior Vice President
[Signature Page to Contribution Agreement]

TITLE COMPANY: Commerce Title Insurance Company

By:	/s/ Melvin H. John

Name:	Melvin H. John
Title:	Vice President
[Signature Page to Contribution Agreement]